                                                                      Exhibit 12


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                ($ in millions)


                                                                            Twelve Months
                                                                           Ended June 30,
                                                          --------------------------------------------------
                                                                   1999                       1998
                                                          -----------------------    -----------------------
Consolidated Income (Loss) from Continuing Operations             416.4                       359.7

Adjustments:
  Interest during construction                                     (2.7)                       (2.6)
  Distributed (Undistributed) equity income                        (2.5)                        2.7
  Fixed charges *                                                 175.1                       181.8
                                                                -------                     -------
    Earnings Available                                            586.3                       541.6
                                                                -------                     -------

Fixed Charges:
  Interest on long-term and short-term debt                       143.4                       146.8
  Other interest                                                   13.9                        15.8
  Portion of rentals representing interest                         17.8                        19.2
                                                                -------                     -------
Total Fixed Charges **, ***                                       175.1                       181.8
                                                                -------                     -------

Ratio of Earnings to Fixed Charges                                 3.35                        2.98
                                                                =======                     =======

                                                                                      Twelve Months
                                                                                    Ended December 31,
                                                          ----------------------------------------------------------------------
                                                              1998          1997           1996           1995         1994
                                                          ------------   -----------   -----------    ------------  ------------
Consolidated Income (Loss) from Continuing Operations         401.0         392.2          337.5          (643.0)        392.2

Adjustments:
  Interest during construction                                 (2.1)         (3.0)          (1.1)          (20.2)            -
  Distributed (Undistributed) equity income                    (0.4)          3.6            1.5            (7.9)         (0.9)
  Fixed charges *                                             173.1         182.0          184.6         1,061.3          33.7
                                                            -------       -------        -------         -------       -------
    Earnings Available                                        571.6         574.8          522.5           390.2         425.0
                                                            -------       -------        -------         -------       -------

Fixed Charges:
  Interest on long-term and short-term debt                   145.4         145.6          150.8           987.2           0.7
  Other interest                                                9.6          15.4           13.5            53.6          14.1
  Portion of rentals representing interest                     18.1          21.0           20.3            20.5          18.9
                                                            -------       -------        -------         -------       -------
Total Fixed Charges **, ***                                   173.1         182.0          184.6         1,061.3          33.7
                                                            -------       -------        -------         -------       -------

Ratio of Earnings to Fixed Charges                             3.30          3.16           2.83         N/A (a)         12.61
                                                            =======       =======        =======         =======       =======

(a) To achieve a one-to-one coverage, the Corporation would need an additional $671.1 million of earnings for the twelve months ended December 31, 1995.

  * Amounts for the twelve months ended December 31, 1994 through December 31, 1996 have been restated to conform to the 1999 presentation.

 ** This amount excludes approximately $230 million of interest expense not recorded for the twelve months ended December 31, 1994. This amount includes interest expense of $982.9 million including the write-off of unamortized discounts on debentures recorded in 1995.

*** This amount excludes $8.6 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended December 31, 1994.